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                                 EXHIBIT 99(a)
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Contact:
John J. Sullivan
Chief Financial Officer
(215)772-5033

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                                                    FOR IMMEDIATE RELEASE


                     NATIONAL MEDIA ANNOUNCES SIGNING
                   OF CLASS ACTION SETTLEMENT AGREEMENT

Philadelphia, PA, March 20, 1995...National Media Corporation (NYSE:NM) announced today the execution of a settlement agreement concerning all claims involved in a consolidated federal class action pending against the Company since October, 1993. The action involved allegations concerning disclosure by National Media of its ongoing relationship with Positive Response Television, Inc., an infomercial producer, and Ronic, S.A., a supplier of the Company. The Company had previously announced the tentative settlement of this dispute.

The settlement agreement calls for National Media's insurer to contribute $2.175 million in cash and National Media to contribute approximately 145,000 shares of its common stock to a settlement fund. The settlement is subject to court approval. Following receipt of final court approval, the cash contributed by the insurer and the proceeds of the sale of the common stock will be distributed to shareholders who bought National Media stock from June 29, 1992 through May 27, 1993 and who submit approved claims. The defendants did not admit any liability in the settlement, but determined to resolve this matter to avoid the further cost and distraction of continued litigation. During the fiscal quarter ended December 31, 1994, the Company recorded a charge reflecting the terms of this settlement.

Brian McAdams, chairman of the board of National Media, said: "National Media is pleased to have executed this settlement agreement. We want to focus all of our attention on serving our customers worldwide and building value for our shareholders."

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